Exhibit 10.10

Confidential Materials omitted and filed separately with the Securities and
Exchange Commission. Double asterisks denote omissions.

King

PROFIT SHARING PLAN

This King Profit Sharing Plan, effective February 23, 2016, is for eligible employees of King Digital Entertainment plc (“King”) and its subsidiaries.

1.        DEFINITIONS

“AB” shall mean Activision Blizzard, Inc., being the parent company of King.

“Company” shall mean, individually or collectively, King and its subsidiaries.

“King” shall mean King Digital Entertainment plc and references to matters being agreed by or requiring the agreement, consent or approval of King shall mean agreed by or the agreement, consent or approval (as the case may be) of the Chief Executive Officer of King for the time being.

“King Contribution” shall mean, for each Plan Year,

A.        the earnings (using a methodology determined from time to time by AB in a manner consistent with the methodology used with respect to the Blizzard Profit Sharing Plan) before interest and taxes of the Company for that Plan Year REDUCED BY

B.        the sum of the following items, to the extent not included in A. above:

i.         Stock-based incentive and other compensation for employees directly managed by the Company (other than compensation relating to this Plan), including associated payroll taxes and social charges;

ii.        Restructuring charges, if applicable, related to the Company operations, except restructuring charges that commence within 12 months of completion of the acquisition of the Company by AB as a direct result of the acquisition  of the Company; and

iii.       One-time charges (such as legal settlement expenses or gains relating to the Company’s operations, cash payment relating to contingent earn-out of the Company’s business acquisitions, impairment or write-downs or amortization expenses of intangible assets resulting from acquisition of business by the Company etc., in such a way that all revenues and income received and receivable, and costs and expenses paid and payable relating to the Company’s operations are captured).

Provided, however, that (a) any allocations of AB’s fixed costs for services performed on behalf of the Company (including, but not limited to, Sales, Marketing, Corporate Service Center and G&A) shall not be deducted in determining the King Contribution, except as mutually agreed between AB and King, (b) charges for impairment or write-downs of intangible assets, that arises from purchase price accounting from acquisition of the Company by AB, will not be deducted in calculating the King Contribution and (c) compensation pursuant to this Plan shall not be deducted in calculating the King Contribution (and in each such case, to the extent taken into account in A. above, shall be added back).

For clarity, the earnings before interest and taxes of the Company referred to in A above shall capture all revenues and income received and receivable, expenses and losses paid and payable for running the Company’s operations, and be computed consistently with the non-GAAP operating income of the Company’s operations, as determined appropriate, being disclosed in AB’s earnings release. For example, under AB’s current definition, non-GAAP operating income excludes from US GAAP operating income the impact from (a) stock-based compensation expenses, (b) changes in deferral of net revenues and related cost of sales, (c) amortization of and any impairment of intangible assets from purchase price accounting, (d) other one-time charges that AB deems to be non-recurring and non-operational, and the income tax adjustments associated with any of the above items.

Additionally, an illustrative calculation is attached in Appendix 1 which contains an example of the items to derive the earnings before interest and taxes referred to in A. above from the Company’s published adjusted EBITDA. Appendix 1 also has an example of items to derive from earnings before interest and taxes to determine the basis for the Company’s profit sharing pool.

“Participant” shall mean an eligible employee of the Company designated to share in the Profit Sharing Pool.

“Plan” shall mean the King Profit Sharing Plan, as amended from time to time, approved by the Chief Executive Officer of AB.

“Plan Year” shall mean a fiscal year, as defined by AB pursuant to its then-current governance practices.

“Profit Sharing Pool” shall mean the Profit Sharing Pool determined for each Plan Year in accordance with Section 3.

2.           PURPOSE

The purposes of this Plan are to further the growth and success of King, to provide Participants with cash awards in recognition of meeting business goals, and to motivate Participants to make contributions to the profitable growth of the Company.

3.          PLAN YEAR PROFIT SHARING POOL

For each Plan Year, King shall establish and maintain an unfunded bookkeeping reserve for purposes of the Plan (the “Profit Sharing Pool”) with a corresponding charge to income for the Plan Year. The Profit Sharing Pool shall be equal to [**]% of the King Contribution (i.e. prior to profit sharing expense),as approved by the Chief Executive Officer of AB.

4.         AMOUNT OF ANNUAL AWARD FROM PROFIT SHARING POOL

Whether an individual employee participates and the amount of a Participant’s award payable out of the Profit Sharing Pool for any Plan Year shall be determined by King and approved by the Chief Executive Officer of King, the Chief Operating Officer of AB and the most senior Human Resources officer of AB, as well as the Compensation Committee of the Board of Directors of AB (where applicable pursuant to the then prevailing Compensation Committee procedures).  The amount of a Participant’s award will be determined based upon actual performance and contribution.

The award, if any, to an employee for any Plan Year will be determined independently of his or her award in any other Plan Year.

5.         CONDITIONS FOR PAYMENT OF AWARD

Except as may otherwise be provided in his or her employment or service agreement with an effective date concurrent with or after the completion of the Transaction Agreement between King and AB, which employment or service agreement is acceptable to AB (“New Employment Agreement”), an employee will earn the right to receive payment of an award for a Plan Year only if he or she remains continuously employed by the Company until the award for the Plan Year is paid. If an employee ceases to be an employee of the Company prior to payment of the award for the Plan Year for any reason, except as may otherwise be provided in his or her New Employment Agreement, the employee will not be entitled to payment under this Plan for that Plan Year and the Company and AB will have no further obligation under this Plan to the employee, unless the Chief Executive Officer of King, the Chief Operating Officer of AB and the most senior Human Resources officer of AB (or, where applicable, the Compensation Committee pursuant to the then prevailing Compensation Committee procedures) in their sole discretion decide otherwise.

6.         ALLOCATIONS AND PAYMENTS OF AWARD

King shall make and pay awards, if any, one time per Plan Year, within the first 90 days following the end of the applicable Plan Year (the “Primary Award”), unless and to the extent that the next sentence applies.  For any Plan Year, the Chief Executive Officer of King may elect to defer payment of the portion of the Profit Sharing Pool (the “Deferred Amount”).  Subject to the following sentence, the Chief Executive Officer of King retains full discretion to determine to whom such Deferred Amounts shall be allocated and when such Deferred Amounts shall be paid.

The calculation of the Primary Award and the Deferred Amount, if any, as well as the amount of the payment to each Participant are subject to the approval of the Chief Operating Officer of AB and the most senior Human Resources Officer of AB.

7.         PLAN INTERPRETATION, TERMINATION, OR MODIFICATION

Except for the Chief Executive Officer of King, the most senior Human Resources Officer of AB, the Chief Executive Officer of AB, the Chief Operating Officer of AB and, the Compensation Committee (where applicable, pursuant to the then prevailing Compensation Committee procedures), in each case acting within his or its authority as specifically set forth in the provisions of the Plan, no employee has the authority to bind the Company with respect to any aspect of the Plan. Any and all decisions with respect to the operation of the Plan will be determined solely by the Chief Executive Officer of King, the Chief Operating Officer of AB, the most senior Human Resources Officer of AB, the Chief Executive Officer of AB, and the Compensation Committee (where applicable pursuant to the then prevailing Compensation Committee procedures), as outlined in the provisions of the Plan, and, as appropriate, pursuant to the applicable governance practices of the Company and AB in effect at the time the decision is made.  Any course of dealings will not be applicable to the interpretation or implementation of the Plan and no employee will be entitled to rely on any past, current or future practices. Although the provisions of this Plan reflect the current methodology by which the Company and AB anticipate operating the Plan, the Plan is completely discretionary and AB retains the right to change, interpret and/or terminate the Plan in its sole discretion, with or without notice, and regardless of whether or not work has been initiated or completed, and the AB’s determination on these matters will be final and binding.

8.        GENERAL

A.                             Right to Withhold Taxes. The Company shall have the right to withhold such amounts from any payment under this Plan as it determines (acting reasonably) necessary to fulfill any federal, state, or local wage or compensation withholding requirements.

B.                              Non-Transferability of Rights. A Participant may not assign or transfer his/her rights and interests under the Plan in whole or in part either directly or by operation of law or otherwise (except in an event of the Participant’s death), including, but not limited to, by way of execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such rights or interests of any Participant under the Plan shall be subject to any obligation or liability of such Participant other than any obligations or liabilities owed by the Participant to the Company or AB.

C.                              No Right to Continued Employment. Neither the Plan, nor any compensation payable under the Plan, shall confer upon any Participant any right to continuance of employment by the Company or AB nor shall they interfere in any way with the right of the Company or AB to terminate any Participant’s employment at any time. In the event of termination, the Participant’s right to payment under this Plan will be determined pursuant to Section 5 above.

D.                            No Claim Against Assets.  Nothing in this Plan shall be construed as giving any Participant or his or her legal representative, or designated beneficiary, any claim against any specific assets of the Company or AB or as imposing any trustee relationship upon the Company or AB in respect of the Participant.  The Company shall not be required to segregate any assets in order to provide for the satisfaction of the obligations hereunder.  If and to the extent that the Participant or his or her legal representative or designated beneficiary acquires a right to receive any payment pursuant to this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or AB.

E.                               Payment to Designated Beneficiary.  In the event of a Participant’s death or total disability, payment of the Participant’s incentive compensation shall be made to a beneficiary (or beneficiaries) designated by the Participant in the form and a manner prescribed by the Company, or to the Participant’s legal representative.  If a Participant does not have a properly designated beneficiary, payment shall be made to the Participant’s estate.

F.                               No Other Agreements or Understandings.  Except as expressly provided herein, this Plan represents the sole agreement among the Company, AB and the Participants concerning its subject matter and it supersedes all prior agreements, arrangements, understandings, warranties, representations, and statements among the Company, AB and the Participants concerning its subject matter.

G.                             Headings.  Section headings are used in this Plan for convenience of reference only and shall not affect the meaning of any provision of the Plan.

H.                             Governing Law.  The Plan and all actions taken pursuant thereto shall be governed by, and construed in accordance with, the laws of England applied without regard to conflict of law principles.

Executed this 2nd day of November, 2015.

ACTIVISION BLIZZARD, INC.

/s/ Robert A. Kotick

Robert A. Kotick, Chief Executive Officer

Agreed and Acknowledged on this 2nd day of November, 2015.

KING DIGITAL ENTERTAINMENT PLC

/s/ RZ

Riccardo Zacconi, Chief Executive Officer

APPENDIX [X] – Illustrative example

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